Exhibit 99.2

EPIRUS Biopharmaceuticals Provides Clinical Program Update on BOW015 (Infliximab Biosimilar)

•                  Readiness for on-time initiation of pivotal global registration study with completion of manufacturing process lock

•                  BOW015 remains on track for 2017 global filing

•                  BOW015 targets large market opportunity based on $8.8 billion global sales of Remicade®(i)

Boston, MA — (GlobeNewswire) — November 16, 2015 — EPIRUS Biopharmaceuticals, Inc. (Nasdaq:EPRS), a biopharmaceutical company focused on the global development and commercialization of biosimilar monoclonal antibodies (mAbs), today announced the completion of manufacturing process lock and readiness for initiation of its pivotal global registration study. EPIRUS plans to initiate a global registration study for BOW015 in active Rheumatoid Arthritis (RA) patients in the United States, Europe and other markets in the first quarter of 2016.  The company is on track for a harmonized global filing for marketing approval for BOW015 (infliximab, reference biologic Remicade®(ii)) in 2017.

“A foundational step in biosimilar development is process development and manufacturing process lock to establish biosimilarity and manage long term cost of goods,” said Amit Munshi, president and chief executive officer, EPIRUS Biopharmaceuticals. “We believe the combination of the enhanced product profile and improved titers resulting from our recent process development efforts, the upcoming global registration study and the existing clinical and market experience, will create a strong regulatory package for Europe, Canada and the United States.”

EPIRUS continues to compile a comprehensive data package that will serve as the basis for the global filing. The forthcoming global registration study will build on positive data from EPIRUS’ Phase 1 study in healthy volunteers conducted in the United Kingdom and Phase 3 study in active RA patients, which were presented at recent American College of Rheumatology (ACR) and European League Against Rheumatism (EULAR) meetings. These data reinforce the pharmacokinetic, safety and efficacy profile for BOW015, which further demonstrate the biosimilarity between BOW015 and Remicade. To date, between the clinical and market experience, nearly 750 patients have been treated with BOW015.

About BOW015 (infliximab, reference biologic Remicade)

BOW015 is a monoclonal antibody against tumor necrosis factor alpha (TNF-α). It is used to treat autoimmune diseases, including rheumatoid arthritis. BOW015 is currently approved in India and has been launched in collaboration with commercialization partner Sun Pharma under the trade name, Infimab™. EPIRUS is actively progressing applications for marketing approval for BOW015 in targeted accessible markets, including recent filings in Indonesia, Malaysia and Thailand. A harmonized global filing for marketing approval in Europe, Canada and the United States is targeted in 2017.

About EPIRUS Biopharmaceuticals

EPIRUS Biopharmaceuticals (Nasdaq: EPRS) is a biopharmaceutical company focused on the global development and commercialization of biosimilar monoclonal antibodies (mAbs). EPIRUS’ goal is to improve global patient access to important, cost-effective medicines.  EPIRUS’ current pipeline of biosimilar product candidates includes: BOW015 (infliximab, reference biologic Remicade®); BOW050 (adalimumab, reference biologic Humira®); BOW070 (tocilizumab, reference biologic Actemra®); BOW080 (eculizumab, reference biologic Soliris®); BOW090 (ustekinumab, reference biologic STELARA®); and BOW100 (golimumab, reference biologic SIMPONI®)(ii). The reference products for these candidates together generated approximately $29.2 billion in global sales for 2014, according to EvaluatePharma®. EPIRUS has established multiple partnerships to support its regulatory and commercialization efforts in global markets. For more information visit EPIRUS’ website at www.epirusbiopharma.com.

Forward-Looking Statements

Various statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In addition, when or if used in this document, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to EPIRUS or its management, may identify forward-looking statements.  EPIRUS cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by EPIRUS to secure and maintain relationships with collaborators and single-source contract manufacturers; risks relating to in-house cell line and process development activities; risks relating to clinical trials; risks relating to the commercialization, if any, of EPIRUS’ proposed product candidates (such as marketing, regulatory, product liability, supply, competition, and other risks); dependence on the efforts of third parties; dependence on intellectual property; risks related to the loss of any of EPIRUS’ key management personnel; risks that EPIRUS may lack the financial resources and access to capital to fund proposed operations and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of EPIRUS’ annual report on Form 10-K for the fiscal year ended December 31, 2014 and quarterly reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, which are on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in EPIRUS’ annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect EPIRUS’ results. There can be no assurance that the actual results or developments anticipated by EPIRUS will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, EPIRUS. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to EPIRUS or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. EPIRUS cautions investors not to rely too heavily on the forward-looking statements EPIRUS makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and EPIRUS undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

For investor inquiries:

Tom Shea, EPIRUS Biopharmaceuticals

+1-617-600-3471

tshea@epirusbiopharma.com

For media inquiries:

Mike Devine, FleishmanHillard

+1-212-453-2324

michael.devine@fleishman.com

Source: EPIRUS Biopharmaceuticals, Inc.

(i) As reported by EvaluatePharma® for 2014 innovator sales

(ii) Remicade is a registered trademark of Johnson and Johnson (www.jnj.com); Humira is a registered trademark of AbbVie (www.abbvie.com); Actemra is a registered trademark of Chugai Seiyaku Kabushiki Kaisha Corp., a member of the Roche Group (www.gene.com); Stelara is owned and marketed by Centocor Ortho Biotech Inc, a wholly owned subsidiary of Johnson and Johnson (www.jnj.com); Simponi is marketed by Janssen Biotech Inc (www.janssenbiotech.com); Soliris is a registered trademark of Alexion Pharmaceuticals, Inc. (www.alxn.com)